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Exhibit 99.1

FOR IMMEDIATE RELEASE December 1, 2004	Media Contact: Don Olsen (281) 791-4175	Finance Contacts: Kimo Esplin John Heskett (801) 584-5700

HUNTSMAN INTERNATIONAL ANNOUNCES PROPOSED OFFERING OF SENIOR SUBORDINATED NOTES

        Salt Lake City, UT—Huntsman International LLC announced today that it intends, subject to market and other conditions, to raise approximately $350 million through a private offering of U.S. Dollar and Euro denominated senior subordinated notes. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 and outside the United States in accordance with Regulation S under the Securities Act. The company intends to use all of the net proceeds to redeem part of its outstanding 10 1/8% senior subordinated notes due 2009, subject to completion of the offering.

        This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities or a notice of redemption of any securities. The securities to be offered will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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HUNTSMAN INTERNATIONAL ANNOUNCES PROPOSED OFFERING OF SENIOR SUBORDINATED NOTES